Exhibit 4.1

SALT LENDING HOLDINGS, INC.
STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made as of October 1st, 2016, regardless of the date of actual execution, by and among Salt Lending Holdings, Inc., a Delaware corporation (the “Company”), and each of the stockholders who are signatories to this Agreement (each such stockholder being a “Stockholder” and collectively, the “Stockholders”). Except as otherwise provided herein, capitalized terms used herein are defined in Section 1 below.

WHEREAS, the Company and the Stockholders desire to adopt this Agreement to reflect their understanding of certain matters relating to the ownership of capital stock and other securities of the Company and certain other matters relating to the Company, all as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.         Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a)    “Agreement” has the meaning set forth in the preamble.

(b)    “Approved Sale” has the meaning set forth in Section 4(a).

(c)    “Board” means the Board of Directors of the Company.

(d)    “Certificate” has the meaning set forth in Section 2.

(e)    “Common Stock” means the Company’s common stock, par value $0.0001.

(f)    “Company” has the meaning set forth in the preamble.

(g)    “Company Acceptance Period” has the meaning set forth in Section 3(b)(ii).

(h)    “Company Notice” has the meaning set forth in Section 3(b)(ii).

(i)    “Disability” means any medically-determinable physical or mental impairment which renders a Stockholder unable to perform the primary duties of his position with the Company as an employee that can be expected to result in death or last for a continuous period of not less than three (3) months. Such determination shall be made a physician mutually selected by the Company and the Stockholder.

(j)    “Drag-Along Notice” has the meaning set forth in Section 3(e).

(k)    “Drag-Along Right” has the meaning set forth in Section 3(e)(i).

(l)    “Drag-Along Sellers” has the meaning set forth in Section 3(e)(i).

(m)    “Drag-Along Stockholders” has the meaning set forth in Section 3(e)(i).

(n)    “Drag-Along Terms” has the meaning set forth in Section 3(e)(ii).

(o)    “Equity Securities” means (i) any capital stock of the Company; (ii) any security exchangeable for or convertible into, with or without consideration, any capital stock of the Company (including any warrant, option, convertible note or right to purchase such a security); (iii) any security carrying any warrant, option or right to subscribe to or purchase any capital stock of the Company; or (iv) any warrant, option or right to purchase any capital stock of the Company.

(p)    “Family Group” of a Stockholder means such Stockholder’s spouse, lineal descendants (whether natural or adopted), siblings and parents and any trust existing solely for the benefit of such persons.

(q)    “Investors’ Portion” has the meaning set forth in Section 3(c)(i).

(r)    “Involuntary Transfer” means, with respect to Stockholder Shares and despite the Transfer restrictions set forth in this Agreement, that the Stockholder Shares of a Stockholder have been Transferred (i) by operation of law (such as, without limitation, Transferred to a Stockholder’s trustee in bankruptcy); (ii) pursuant to a dissolution of marriage or separation; (iii) under levy of attachment or charging order or upon foreclosure of a pledge or security interest; (iv) the death of a Stockholder; or (e) the Disability of a Stockholder.

(s)    “IRS” means the United States Internal Revenue Service.

(t)    “Liquidation Event” means (i) an acquisition of the Company by merger, consolidation, or share exchange, except any such merger, consolidation or share exchange in which the shares of capital stock of the Company outstanding immediately prior to such merger, consolidation or share exchange continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger, consolidation or share exchange, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or (iii) the dissolution or winding up of the Company.

(u)    “Offer Notice” has the meaning set forth in Section 3(b)(i).

(v)    “Offered Securities” has the meaning set forth in Section 3(b)(i).

(w)    “Original Agreement” has the meaning set forth in the recitals.

(x)    “Other Stockholders” has the meaning set forth in Section 3(b)(i).

(y)    “Permitted Transferee” has the meaning set forth in Section 3(d).

(z)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

(aa)   “Prime Rate” means the annual rate of interest reported from time to time in The Wall Street Journal under the column “Money Rates” (or any successor column) as being the “Prime Rate.”

(bb)  “Securities Act” means the Securities Act of 1933, as amended from time to time. (cc) “Stockholder” or “Stockholders” each have the meaning set forth in the preamble.

(dd) “Stockholder Shares” means any Common Stock or other Equity Security of the Company purchased or otherwise acquired by a Stockholder (including, without limitation, by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization).

(ee) “Stockholders Acceptance Period” has the meaning set forth in Section 3(b)(iii).

(ff)   “Third Party Transfer Shares” has the meaning set forth in Section 3(b)(iv).

(gg)  “Transfer” has the meaning set forth in Section 3(a).

(hh)  “Transferring Stockholder” has the meaning set forth in Section 3(b)(i).

2.    Stockholders’ Representations, Warranties and Covenants. Each Stockholder represents, warrants and covenants to the other Stockholders and the Company that (i) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and general principles of equity that restrict the availability of equitable remedies, (ii) such Stockholder has not granted and is not a party to any agreement, document or proxy or other similar document or agreement that is inconsistent with, conflicts with or violates any provision of this Agreement or the Certificate of Incorporation of the Company, as amended or restated from time to time (the “Certificate”), and (iii) such Stockholder owns (subject to any applicable restrictions thereon) the number of Stockholder Shares set forth opposite his or her name on Schedule A attached hereto and has no other right, title or interest in or to any other Equity Securities. No Stockholder shall grant any proxy or other similar agreement that is inconsistent with, conflicts with or violates any provision of this Agreement or the Articles.

3.    Transfer Restrictions.

(a)   Transfer of Stockholder Shares. None of the Stockholders shall sell, transfer, assign, pledge or otherwise dispose of or hypothecate (whether with or without consideration and whether voluntary, involuntary or by operation of law) any interest in their Stockholder Shares (each, a “Transfer”), except pursuant to the provisions of this Section 3 or Sections 4, 5.6 and 7 hereof.

(b)  First Refusal Rights to Purchase All of the Offered Securities.

(i)    If a Stockholder desires to Transfer any of his, her or its Stockholder Shares, such Stockholder (the “Transferring Stockholder”) shall first give written notice (the “Offer Notice”) to the Company and the other Stockholders (the “Other Stockholders”). The Offer Notice shall disclose in reasonable detail (A) the Transferring Stockholder’s bona fide intention to Transfer his or her Stockholder Shares, (B) the identity of the prospective bona fide transferee(s), (C) the number of Stockholder Shares to be Transferred (the “Offered Securities”), (D) the per share purchase price payable for such Stockholder Shares with the understanding of all the Stockholders that the only acceptable form of consideration for any Transfers pursuant to this Sections 3(b) or 3(c) hereof is cash or a cash equivalent (including by way of example and not limitation, a wire transfer, certified check or cashier’s check), and (E) the other material terms and conditions, including any indemnification obligations and representations and warranties made to the proposed transferee, of the proposed Transfer. A Transferring Stockholder shall not consummate a Transfer set forth in the Offer Notice until he or she has complied with the provisions of this Section 3.

(ii)    Company Acceptance. For a period of fifteen (15) business days following receipt of the Offer Notice (the “Company Acceptance Period”), the Company may elect to purchase all or any portion of the Offered Securities upon the same terms and conditions as those set forth in the Offer Notice by delivering written notice of such election signed by any officer of the Company duly authorized by the Board (the “Company Notice”) to the Transferring Stockholder and the Other Stockholders prior to the expiration of the Company Acceptance Period. Such acceptance shall specify the number of Offered Securities which the Company desires to purchase, and, if the Company does not elect to purchase all of the Offered Securities, the Company Notice shall specify the number of Offered Securities not elected to be purchased by the Company.

(iii)    Stockholder Acceptance. If the Company does not elect to purchase all of the Offered Securities, then for a period of fifteen (15) business days following expiration of the Company Acceptance Period (the “Stockholders Acceptance Period”), the Other Stockholders may elect to purchase all or any portion of the Offered Securities not being purchased by the Company pursuant to Section 3(b)(ii), upon the same terms and conditions as those set forth in the Offer Notice by delivering written notice of such election to the Transferring Stockholder, the Company and the Other Stockholders prior to the expiration of the Stockholders Acceptance Period. If more than one Other Stockholder elects to purchase such Offered Securities or if the total number of Offered Securities elected to be purchased exceeds the number of Offered Securities to be sold, then the Offered Securities to be sold shall be allocated among the Other Stockholders pro rata according to the respective Stockholder Shares held by each Other Stockholder electing to purchase, expressed as a percentage of the total number of Stockholder Shares held by all Other Stockholders electing to purchase.

(iv)    Transfer of Offered Securities. In order to have the right to purchase any of the Offered Securities, the Company and some or all of the Other Stockholders must elect to purchase all, but not less than all, of the Offered Securities hereunder. The Transfer of all, but not less than all, of such Offered Securities shall be consummated as soon as practical after the termination of the Stockholders Acceptance Period, but in any event within thirty (30) days after the expiration of the Stockholders Acceptance Period. If after the expiration of the Stockholders Acceptance Period the Company and some or all of the Other Stockholders have not committed to collectively purchase all, but not less than all, of the Offered Securities, then the Company and the Other Stockholders shall not have the right to purchase any of the Offered Securities and the Transferring Stockholder shall have the right, for a period of sixty (60) days from the expiration of the Stockholders Acceptance Period (subject to the terms hereof), to Transfer all, but not less than all, of the Offered Securities to any Person at a price not less than and on terms no more favorable than those contained in the Offer Notice (the “Third Party Transfer Shares”). If the Transferring Stockholder has not completed the sale of all of the Third Party Transfer Shares within such sixty (60)-day period, the Transferring Stockholder shall no longer be permitted to Transfer such Third Party Transfer Shares pursuant to this Section 3(b) without again fully complying with the provisions of this Section 3(b).

(c)   Participation Rights for Stockholders (Tag-Along Rights).

(i)    Subject to the prior compliance with Section 3(b), prior to any proposed Transfer by a Transferring Stockholder or his or her successor-in-interest of any Third Party Transfer Shares pursuant to the provisions of Section 3(b) in a single transaction or in a series of related transactions, which Third Party Transfer Shares represent more than a majority of the issued and outstanding voting Equity Securities of the Company, then each Other Stockholder may elect to participate in the contemplated Transfer to the third party transferee(s) at the same price per share and on the same terms contained in the Offer Notice by delivering written notice to the Transferring Stockholder during the Stockholder Acceptance Period, which notice shall state the total number of Stockholder Shares that such Other Stockholder elects to sell in such Transfer. The Other Stockholders may sell in such Transfer a number of Stockholder Shares in the aggregate that is equal to or less than the Investors’ Portion. If more than one Other Stockholder elects to participate in such Transfer and if the total number of Stockholder Shares elected to be sold exceeds the Investors’ Portion, then the Investors’ Portion shall be allocated among the participating Other Stockholders pro rata according to the respective Stockholder Shares held by each Other Stockholder electing to participate, expressed as a percentage of the total number of Stockholder Shares held by all the Other Stockholders electing to participate; provided, that if any such participating Other Stockholder is electing to sell less than his or her pro rata share, such excess shares shall instead be allocated pro rata among the participating Other Stockholders who elected to sell more than their pro rata share, and so on, until all of the Investors’ Portion has been so allocated. For purposes of this Section, “Investors’ Portion” shall mean a number of Stockholder Shares equal to the product of (A) the quotient determined by dividing the aggregate number of Stockholder Shares owned by the Other Stockholders electing to participate by the aggregate number of Stockholder Shares owned by the Transferring Stockholder and the Other Stockholders electing to participate, and (B) the aggregate number of Third Party Transfer Shares to be sold in the contemplated Transfer.

(ii)    Each Transferring Stockholder shall assign to the Other Stockholders as much of his or her interest to sell any Stockholder Shares in the proposed Transfer as the Other Stockholders shall be entitled hereunder and shall use best efforts to obtain theagreement of the prospective transferee(s) to the participation of the Other Stockholders in any contemplated Transfer, and no Transferring Stockholder shall Transfer any of his or her Stockholder Shares to any prospective transferee if such prospective transferee(s) declines to allow the participation of the Other Stockholders, if any. Each Other Stockholder that elects to Transfer his or her Stockholder Shares pursuant to this Section 3(c) shall pay his or her pro rata share (based on the number of Stockholder Shares to be Transferred) of the expenses reasonably incurred by the Transferring Stockholder in connection with such Transfer and shall be obligated to join on a pro rata basis (based on the number of Stockholder Shares to be Transferred) in any indemnification or other obligations and representations and warranties that the Transferring Stockholder(s) reasonably agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular Stockholder or particular group of Stockholders based on such Stockholder(s) being officers of the Company or owning in excess of fifteen percent (15%) of the Stockholder Shares to be transferred to such prospective transferee(s) such as indemnification with respect to representations and warranties given by such Stockholder regarding such Stockholder’s title to his or her Stockholder Shares; provided, that no Stockholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the prospective transferee(s) with respect to an amount in excess of the net cash proceeds paid to such Stockholder in connection with such Transfer).

(d)    Certain Permitted Transfers. The restrictions set forth in Sections 2(b) and 2(c) shall not apply with respect to any Transfer of Stockholder Shares held by a Stockholder (each, a “Permitted Transferee”) (i) among the Family Group of the Transferring Stockholder, provided that such Transfer was for bona fide estate planning purposes, or (ii) to the Company pursuant to Section 5; provided, that the restrictions contained in Sections 3(b) and 3(c) shall continue to be applicable to the Stockholder Shares that have been so Transferred after any such Transfer (other than subsequent Transfers to Permitted Transferees as provided in this Section 3(d)); and provided further, that any Permitted Transferee of such Stockholder Shares shall have agreed in writing, in substantially the same form as Exhibit A attached hereto, to be bound by the provisions of this Agreement affecting the Stockholder Shares so Transferred. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then Transferring or otherwise disposing of all or any portion of such party’s interest in any such Permitted Transferee.

(e)    Drag-Along Rights.

(i)         If the Stockholders holding, in the aggregate, more than fifty percent (50%) of the outstanding Stockholder Shares (collectively, the “Drag-Along Sellers”) elect to Transfer all of their Stockholder Shares to one or more independent, unaffiliated third parties, in one transaction or in a series of related arms-length transactions, then the Drag-Along Sellers shall have the right (the “Drag-Along Right”), but not the obligation, to cause all, but not less than all, of the other Stockholders (collectively, the “Drag-Along Stockholders”), and all of the Drag-Along Stockholders shall have the obligation, to tender to the third party for purchase all Stockholder Shares held by the Drag-Along Stockholders on the same terms and conditions as apply to the Drag-Along Sellers. The Drag-Along Stockholders will use their reasonable best efforts to cooperate in the Drag-Along Right sale and will take all necessary and desirable actions in connection with the consummation of the Drag-Along Right as reasonably requested by the Drag-Along Sellers and shall be obligated to join on a pro rata basis (based on the number of Stockholder Shares to be Transferred) in any indemnification or other obligations that the Drag-Along Sellers reasonably agree to provide in connection with such Transfer; provided, however, that such other obligations of each Drag-Along Stockholder shall only include reasonable representations and warranties relating only to their title to and authority to Transfer their Stockholder Shares, the enforceability of their obligations in connection with the Transfer of their Stockholder Shares, the absence of any conflict with any agreement binding upon them by the Transfer of their Stockholder Shares, and the absence of or prior compliance with any known third party approval or notice required to Transfer their Stockholder Shares (other than any such obligations that relate specifically to a particular Drag-Along Stockholder or particular group of Stockholders based on such Stockholder(s) being officers of the Company or owning in excess of 15 percent (15%) of the Stockholder Shares to be transferred to such prospective transferee(s) such as indemnification with respect to representations and warranties given by such Drag-Along Stockholder regarding such Drag-Along Stockholder’s title to his or her Stockholder Shares; provided, that no Drag-Along Stockholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the prospective transferee(s) with respect to an amount in excess of the net cash proceeds paid to such Drag-Along Stockholder in connection with such Transfer).

(ii)         If any Drag-Along Sellers elect to exercise their Drag-Along Right, then such Drag-Along Sellers shall notify each of the Drag-Along Stockholders in writing (the “Drag-Along Notice”) setting forth (A) the name and address of the third party purchaser, (B) the number of Stockholder Shares proposed to be Transferred, the proposed purchase price and form of consideration, and all other material terms pertaining to the Transfer (collectively, the “Drag-Along Terms”), and (C) that the third party has been informed of the Drag-Along Right and has agreed to purchase all of the Stockholder Shares of the Drag-Along Stockholders and the Drag-Along Sellers in accordance with the terms of this Agreement. The Drag-Along Notice shall be given at least fifteen (15) business days prior to the closing of the proposed Transfer. Upon the giving of the Drag-Along Notice, each of the Drag-Along Stockholders shall be entitled and obligated to sell the number of Stockholder Shares set forth therein to the third party on the Drag-Along Terms; provided, however that neither the Drag-Along Sellers nor the Drag-Along Stockholders shall be obligated to consummate the sale of their Stockholder Shares if the third party does not purchase all of the Stockholder Shares that are specified in the Drag-Along Notice. The restrictions set forth in Sections 3(b) and (c) shall not apply with respect to a Drag-Along Right.

(f)    Additional Requirements on Transfer. Notwithstanding the foregoing, no Transfer may be made to any Person unless such Person agrees in writing, in substantially the same form as Exhibit A attached hereto, to be bound by the provisions of this Agreement. Promptly after any Transfer pursuant to this Section 3, the Transferring Stockholder shall notify the Company of the consummation thereof and shall furnish such evidence of the completion (including time of completion) of such Transfer and of the terms thereof as the Company may reasonably request. The Company shall forward each notice it receives pursuant to this Section 3(f) to each of the Stockholders, other than the Transferring Stockholder, within five (5) days of the Company’s receipt of such notice.

(g)    Compliance with Securities Laws. Notwithstanding any provisions contained in this Agreement, no Stockholder shall Transfer any Stockholder Shares in the absence of a registration statement in effect with respect to the Transfer of such Stockholder Shares or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 promulgated under the Securities Act.

4.      Approved Sale.

(a)    Obligation to Consent and Sell. If the Board approves a sale of the Company to one or more independent, unaffiliated third parties in one transaction or in a series of related arms-length transactions and in connection therewith determines that the sale is fair from a financial point of view to the Stockholders (an “Approved Sale”), the Stockholders (i) if the Approved Sale is structured as a sale of stock pursuant to which Stockholder Shares possessing the voting power to elect a majority of the Board will be Transferred, will agree to sell their Stockholder Shares on the terms and conditions approved by the Board, (ii) if the Approved Sale is structured as a merger, consolidation or other reorganization pursuant to which Stockholder Shares possessing the voting power to elect a majority of the Board will be Transferred, will consent to, vote in favor of (to the extent they are entitled to vote) and raise no objections against the Approved Sale, and will not exercise any dissenters’ or appraisal rights they may have under state law, and (iii) if the Approved Sale is structured as a sale of substantially all of the assets of the Company, will consent to, vote in favor of (to the extent they are entitled to vote) and raise no objections against the Approved Sale, and will not exercise any dissenters’ or appraisal rights they may have under state law. The Stockholders will use their reasonable best efforts to cooperate in the Approved Sale and will take all necessary and desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Company and shall be obligated to join on a pro rata basis (based on the number of Stockholder Shares to be Transferred) in any indemnification or other obligations that the Company or the holders of a majority of the Stockholder Shares reasonably agree to provide in connection with such Transfer; provided, however, that such other obligations of each Stockholder shall only include reasonable representations and warranties relating only to their title to and authority to Transfer their Stockholder Shares, the enforceability of their obligations in connection with the Transfer of their Stockholder Shares, the absence of any conflict with any agreement binding upon them by the Transfer of their Stockholder Shares, and the absence of or prior compliance with any known third party approval or notice required to Transfer their Stockholder Shares (other than any such obligations that relate specifically to a particular Stockholder or particular group of Stockholders based on such Stockholder(s) being officers of the Company or owning in excess of 15 percent (15%) of the Stockholder Shares to be transferred to such prospective transferee(s) such as indemnification with respect to representations and warranties given by such Stockholder regarding such Stockholder’s title to his or her Stockholder Shares; provided, that no Stockholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the prospective transferee(s) with respect to an amount in excess of the net cash proceeds paid to such Stockholder in connection with such Transfer).

(b)    Conditions to Obligation. The obligations of the Stockholders with respect to the Approved Sale are subject to the satisfaction of the condition that upon the consummation of the Approved Sale, all of the Stockholders will receive the same form and amount of consideration per share as received by all other holders of the same class of Stockholder Shares.

(c)    Appointment of Purchaser Representative. If the Company or the Stockholders enter into any negotiation or transaction for which Rule 506 of Regulation D (or any similar rule then in effect) promulgated under the Securities Act may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Stockholders will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act) reasonably acceptable to the Company in connection with such transaction. The Company will pay the fees and expenses of such purchaser representative.

(d)    Grant of Proxy. In order to secure each Stockholder’s obligation to vote Equity Securities in accordance with this Section 4, each Stockholder hereby appoints the Secretary of the Company as such Stockholder’s true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of such Stockholder’s Stockholder Shares as expressly provided for in this Section 4. The Secretary of the Company may exercise the irrevocable proxy granted hereunder at any time any Stockholder fails to comply with the provisions of this Agreement. The proxies and powers granted by the Stockholders pursuant to this Section 4(d) are coupled with an interest and are given to secure the performance of such Stockholder’s obligations under this Section 4. Such proxies and powers will be irrevocable for the longer of (i) the termination of such provisions as set forth in Section 4, or (ii) the tenth (10th) anniversary of the date of this Agreement, and will survive the insolvency, bankruptcy, death, incompetency or Disability of such Stockholder.

5.       Closing of Sales.

(a)    Closing Requirements. Any Stockholder Shares to be Transferred by a Stockholder pursuant to this Agreement shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed pursuant to this Agreement and pursuant to applicable federal and state securities laws) and each such Stockholder shall so represent and warrant and shall further represent and warrant that it is the record and beneficial owner of the Stockholder Shares to be Transferred. At the closing of any Transfer of Stockholder Shares pursuant to this Agreement, the purchaser shall remit to each Transferring Stockholder the consideration for the total purchase price of his or her Stockholder Shares sold pursuant hereto, against delivery by such Stockholder of certificates for such Stockholder Shares, duly endorsed in blank for Transfer or accompanied by stock power(s) duly endorsed in blank, and the compliance by such Stockholder with all other conditions to closing generally applicable to the Stockholders in such transaction.

(b)    Failure to Deliver Certificates. If the Stockholder is not present at any closing of a sale of Stockholder Shares pursuant to this Agreement, or is present but for any reason fails to produce and deliver to the purchaser, in accordance with this Agreement, the Stockholder Shares being Transferred or any other documents required under this Agreement, then the purchaser may deposit the applicable consideration payable to such Stockholder, as and when payable under this Agreement, into a special account in trust for such Stockholder. Such deposit shall constitute valid and effective payment to the Stockholder of the purchase price for such Stockholder Shares notwithstanding the fact that the Stockholder may have voluntarily attempted to encumber or dispose of any Stockholder Shares contrary to the terms of this Agreement, or that one or more certificates or other evidence of ownership of the Stockholder Shares may have been delivered to any other Person. From and after the date of such deposit (even though the stock certificates in the name of such Stockholder have not been delivered to the purchaser), the purchase and Transfer of the Stockholder Shares shall be deemed to have been fully completed and all right, title, benefit and interest of such Stockholder in and to all such Stockholder Shares, both at law and in equity, shall be conclusively deemed to have been Transferred and assigned to and become vested in the purchaser.

(c)    Appointment of Attorney-in-Fact. For purposes of enforcing this Section 5, each Stockholder constitutes and appoints the Secretary of the Company from time to time as such Stockholder’s attorney and agent, authorized, in such Stockholder’s name and on such Stockholder’s behalf, to execute and deliver (i) all such assignments, transfers, deeds and instruments as may be necessary to effectively Transfer the Stockholder Shares being Transferred to the purchaser on the books and records of the Company, and (ii) any other document required under this Agreement to be delivered at such closing. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency, bankruptcy, death, incapacity or disability of the Stockholder and the Stockholder hereby agrees to ratify and confirm any act taken by the Secretary of the Company on such Stockholder’s behalf hereunder and agrees that the receipt of the Secretary of the Company as attorney shall be a good discharge of the Stockholder. Nothing in this Section 5 is intended to limit any other remedy available to the Company in connection with the purchase of securities pursuant to this Agreement.

6.      Restrictive Covenants.

(a)    At all times while a Stockholder owns Stockholder Shares, and for a period of three (3) years thereafter, each Stockholder will not directly or indirectly (including through any family member), whether as an officer, director, stockholder, member, partner, proprietor, associate, representative, consultant, employee, agent or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that competes, or should have been known by him or her to compete, directly with the Company its affiliates, in the digital, virtual or crypto-currency or asset industry anywhere in the United States, Europe, Asia, or Australia (collectively, the “Geographic Area”); provided, however, that anything above to the contrary notwithstanding, any Stockholder may own, as a passive investor, securities of any entity which are listed or traded on a national stock exchange, so long as her beneficial holdings in such entity shall not in the aggregate constitute five percent (5%) or more of any class of capital stock of such entity. Each Stockholder acknowledges and agrees that the Company’s securities business draws patients and business from the Geographic Area and that the scope of the Geographic Area is reasonable. The parties to this Agreement hereby agree that the foregoing is a reasonable restraint which is necessary for the protection of the Company, its Stockholders and its legitimate proprietary interests, and is necessary to protect the Company from unfair competition and from wrongful disclosure or use of its confidential information.

(b)    Stockholder acknowledges that the purposes of Section 6(a) would be frustrated by measuring the period of restriction from the date of termination of Stockholder’s status as an employee or Stockholder of the Company where the Stockholder fails to honor this Agreement and the provisions of Section 6(a) until directed to do so by court order. Therefore, should legal proceedings have to be brought by the Company against a Stockholder to enforce this Agreement, the period of restriction under Section 6(a) shall be deemed to begin running on the date of entry of the court order granting the Company preliminary injunctive relief and shall continue uninterrupted for the succeeding three (3) years. The purpose of this provision is to prevent the applicable Stockholder from profiting or benefiting from that Stockholder’s wrongdoing, if the Stockholder violates such covenants.

(c)    Each Stockholder agrees that, in the event of any breach or threatened breach by a Stockholder of any covenant or obligation contained in Section 6(a), the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction, either temporary or permanent, restraining such breach or threatened breach. Each Stockholder further agrees that the Company shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this provision, and each Stockholder irrevocably waives any right she may have to require that any such bond or similarly instrument be obtained or posted.

(d)    Each Stockholder acknowledges and agrees that the provisions of Section 6(a) are necessary to protect the Company’s and its affiliates’ trade secrets. The rights and remedies of the Company under Section 6(a) are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company under this Section 6, and the obligations and liabilities of Stockholder under this Section 6, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations.

(e)    It is the intention of the parties to this Agreement that the terms and provisions of this Agreement be enforceable to the maximum extent permitted by applicable law. In furtherance of the foregoing, the parties further agree that if a court of competent jurisdiction declares any of the covenants or provisions set forth in this Section 6 unenforceable, then such court shall be authorized to modify such covenants or provisions so as to render the remaining covenants and the modified covenants valid and enforceable to the maximum extent possible, and as so modified, to enforce this Agreement in accordance with its terms. In accordance with the foregoing, if any provision of this Section 6 shall be held to be excessively broad, it shall be deemed to be limited to the extent necessary to comply with applicable law.

7.     Legend. Certificates evidencing Stockholder Shares (if any) and each certificate issued in exchange for or upon the Transfer of any Stockholder Shares (if such shares remain Stockholder Shares after such Transfer) shall, in addition to any other legends required by the Bylaws of the Corporation or otherwise, be stamped or otherwise imprinted with legends in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS CONTAINED IN A STOCKHOLDERS AGREEMENT AND/OR THE COMPANY’S CERTIFICATE OF INCORPORATION, AS MAY BE FURTHER AMENDED AND/OR RESTATED FROM TIME TO TIME, AND SAID SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT AND ARTICLES OF INCORPORATION. A COPY OF THE AGREEMENT, THE ARTICLES OF INCORPORATION AND ALL APPLICABLE AMENDMENTS THERETO WILL BE FURNISHED BY THE COMPANY TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY. ADDITIONALLY, THE COMPANY’S ARTICLES OF INCORPORATION, AS MAY BE FURTHER AMENDED AND/OR RESTATED FROM TIME TO TIME, INCLUDES DESCRIPTIONS OF THE RIGHTS AND PRIVILEGES OF THE COMMON STOCK. A COPY OF THE ARTICLES OF INCORPORATION AND ALL APPLICABLE AMENDMENTS THERETO WILL BE FURNISHED BY THE COMPANY TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.”

The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding as of the date hereof.

8.    Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

9.    Amendment and Waiver. Except as otherwise provided herein, this Agreement may not be amended or modified except by a written document that is executed by the holders of more than seventy-five percent (75%) of then-outstanding Stockholder Shares; provided, however, that any amendment or modification that affects the rights or obligations of a Stockholder but that does not similarly affect the rights or obligations of the other Stockholders shall require the consent of such Stockholder. Notwithstanding the foregoing, additional holders of Equity Securities may become parties to this Agreement with only the consent of the Company by executing a Joinder.

10.    Termination of Agreement. This Agreement shall terminate automatically and be of no further force and effect upon the occurrence of a Liquidation Event.

11.    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.    Entire Agreement. This Agreement contains the entire agreement among the parties and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and no modification shall be binding upon the party affected unless it is an amendment pursuant to Section 9 hereof or set forth in writing and duly executed by each party affected.

13.    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective heirs, executors, administrators, representatives, successors and assigns of each of them, so long as they hold Stockholder Shares. Any permitted assignee of a Stockholder pursuant to Section 3(d) that becomes a party to this Agreement shall be deemed a “Stockholder” for purposes of this Agreement.

14.    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient and, if not, then on the next business day; (c) when sent by confirmed electronic mail with an electronic delivery receipt if sent during normal business hours of the recipient and, if not, then on the next business day; (d) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (e) one day after deposit with a nationally recognized overnight courier, prepaid and specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company and to Stockholders, each at the addresses set forth on the signature pages hereto or at such other address as the Company or Stockholder may designate by ten days advance written notice to the other parties hereto.

15.    Application of Delaware Law and Venue; Waiver of Jury Trial. This Agreement, and the application or interpretation hereof, shall be governed exclusively by the internal laws of the State of Delaware, without respect to principles of conflicts of law. Any action or proceeding seeking to enforce any provision of, or based on any right or obligation arising out of, this Agreement shall be brought against any of the parties in the courts sitting in the City and County of Denver Colorado or, if it has or can acquire jurisdiction, in the United States District Court for the District of Colorado, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each of the parties waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

16.    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.

17.    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of any provisions hereof.

18.    Remedies. The parties hereto shall have all remedies for breach of this Agreement available to them as provided by law or equity. Without limiting the generality of the foregoing, the parties agree that in addition to any other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief and that, in the event any action or proceeding is brought in equity or to enforce the same, no party will urge, as a defense, that there is an adequate remedy at law.

19.    Certificate and Bylaws Controlling. To the extent of any inconsistency between this Agreement and the Certificate or Bylaws of the Company, the Certificate and/or the Bylaws shall be controlling. Furthermore, in the event that the Certificate or Bylaws provide for additional approvals or limitations on the Company, the approvals and limitations set forth in the Certificate and/or Bylaws shall be in addition to the approvals and limitations required in this Agreement. Nothing set forth in this Agreement shall be deemed a waiver of any right or election of any remedies under the Certificate or the Bylaws.

20.    Counterparts. This Agreement may be delivered via facsimile or electronic mail and may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Remainder of page left intentionally blank, signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year fit above written.

COMPANY:

SALT LENDING HOLDINGS, INC.

Copy to:	Polsinelli PC
1515 Wynkoop Street, Suite 600
Denver, CO 80202
Attn: Richard B. Levin

Signature Page to Stockholders Agreement

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